CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [*****] INDICATES THAT INFORMATION HAS BEEN REDACTED. Execution Version August 6th, 2025 SOUTHERN ENERGY S.A. L. N. Alem 1180, piso 9° Ciudad Autónoma de Buenos Aires República Argentina Ref.: First Addendum to Offer BBCA 1/2025 Dear Sirs, Golar MK II Corporation (“Owner”) hereby irrevocably offers (the “Offer”) to Southern Energy S.A. (“Charterer”, and together with Owner, the “Parties”) to enter into a first addendum to the Offer BBCA 1/2025 on the terms set out in Annex I attached hereto (the “First Addendum” to Offer BBCA 1/2025). This Offer shall be valid for a period of 5 (five) days and will be deemed accepted if Charterer delivers to us within the said period a letter of acceptance of the terms of the Offer. If, on or prior to the expiration of the 5 (five) day period, Owner receives said letter of acceptance, the First Addendum to Offer BBCA 1/2025 shall become effective upon the terms and conditions set forth therein, such First Addendum being valid, binding, effective and enforceable with respect to Owner and Charterer from the date of acceptance of the Offer (the “First Addendum Execution Date”). If Charterer does not accept the Offer as provided herein, the Offer shall automatically expire and shall be deemed revoked by Owner without the need of any notice or action by Owner. Clauses 23 (Governing Law and Jurisdiction), 24 (Dispute Resolution) and 25 (Arbitration) of the Offer BBCA 1/2025 shall apply to this Offer and the First Addendum to Offer BBCA 1/2025, mutatis mutandis, as if written out in full in this Offer and the First Addendum to Offer BBCA 1/2025. Sincerely, Golar MK II Corporation Signature: /s/ Mi Hong Yoon Printed Name: Mi Hong Yoon Title: Director

ANNEX I Recitals: A. Whereas, on May 1, 2025, Owner and Charterer entered into a FLNG bareboat charter agreement on the terms and conditions set out in Annex I to Offer BBCA 1/2025 (the "Bareboat Charter"). B. Whereas, the Parties wish to amend certain terms of the Bareboat Charter. Now, therefore, for and in consideration of the foregoing the Parties agree as follows: ARTICLE 1: Amendment to Clause 2.9.1. The Parties agree to amend Section 2.9.1.(iv) to read as follows: “Charterer has submitted an application to include the FLNG Vessel as an expansion of the existing Long-Term Export Strategic Project investment under the Regimen de Incentivo a Grandes Inversiones approved by Resolution 559/2025 of the Ministry of Economy, and on or before [*****] the Governmental Authority has confirmed in writing that either the application has been approved, or that the FLNG Vessel expansion has been included under the Long-Term Export Strategic Project referred above or, otherwise communicated in writing that there are no objections to such inclusions; in each case in form and substance reasonably satisfactory to the Charterer;” ARTICLE 2: The provisions of Annex I to Offer BBCA 1/2025 not otherwise expressly amended hereby shall remain unamended, valid, binding, effective and enforceable. ARTICLE 3: Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in Annex I to Offer BBCA 1/2025.

August 6, 2025 Golar MK II Corporation c/o Golar Management Ltd, 6th Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, United Kingdom Attention: Chief Financial Officer Email: notices@golar.com Ref.: First Addendum to Offer BBCA 1/2025 Dear Sirs, Southern Energy S.A. hereby accepts your First Addendum to Offer BBCA 1/2025 dated as of August 6, 2025. Sincerely, Southern Energy S.A. /s/ Rodolfo Heriberto Freyre Name: Rodolfo Heriberto Freyre Title: President .